Exhibit 10.1

PSNH FUNDING LLC 3,

as Issuer

and

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

as Servicer

SERVICING AGREEMENT

Dated as of May 8, 2018

i

TABLE OF CONTENTS

(continued)

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This SERVICING AGREEMENT, dated as of May 8, 2018, is between PSNH Funding LLC 3, a Delaware limited liability company (together with any successor thereto permitted under the Indenture, as hereinafter defined, the “Issuer”), and Public Service Company of New Hampshire, a New Hampshire corporation.

RECITALS

WHEREAS, pursuant to the Financing Act and the Finance Order, the Seller and the Issuer are concurrently entering into the Sale Agreement pursuant to which the Seller is selling to the Issuer the RRB Property created pursuant to the Financing Act and the Finance Order.

WHEREAS, in connection with its ownership of the RRB Property and in order to collect the RRB Charge, the Issuer desires to engage the Servicer to carry out the functions described herein.  The Servicer currently performs similar functions for itself with respect to its own charges billed to its Customers.  In addition, the Issuer desires to engage the Servicer to act on its behalf in obtaining Periodic Adjustments from the NHPUC.  The Servicer desires to perform all of these activities on behalf of the Issuer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.                          Definitions.  Any capitalized terms used in this Agreement but not defined herein shall have the meaning given to such terms in the Indenture.  Whenever used in this Agreement, the following words and phrases shall have the following meanings:

“Agreement” means this Servicing Agreement, together with all Exhibits, Schedules and Annexes hereto, as the same may be amended and supplemented from time to time.

“Indemnified Person” has the meaning assigned to such term in Section 6.02.

“Indenture” means the Indenture dated as of the date hereof between the Issuer and the Indenture Trustee, as the same may be amended and supplemented from time to time.

“Issuer” has the meaning set forth in the preamble to this Agreement.

“Losses” has the meaning assigned to that term in Section 6.02(a).

“Officer’s Certificate” means a certificate of the Servicer signed by a Responsible Officer.

“Responsible Officer” means the chief executive officer, the president, any vice president, the treasurer, any assistant treasurer, the secretary, the clerk, any assistant secretary, and assistant clerk, the controller or a director of corporate finance or cash management of the Servicer.

“Servicer” means Public Service Company of New Hampshire, as the servicer of the RRB Property, or each successor (in the same capacity) pursuant to Section 6.04 or Section 7.02.

“Sponsor” means Public Service Company of New Hampshire, in its capacity as “sponsor” of the Rate Reduction Bonds within the meaning of Regulation AB.

“Termination Notice” has the meaning assigned to that term in Section 7.01.

Section 1.02.                          Other Definitional Provisions.

(a)                                 Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Indenture.

(b)                                 All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(c)                                  The words “hereof,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Section, Schedule, Exhibit and Annex references contained in this Agreement are references to Sections, Schedules, Exhibits and Annexes in or to this Agreement unless otherwise specified; and the term “including” shall mean “including without limitation.”

(d)                                 The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter forms of such terms.

ARTICLE 2

APPOINTMENT AND AUTHORIZATION

Section 2.01.                          Appointment of Servicer; Acceptance of Appointment.  Subject to Section 6.04 and Article 7, the Issuer hereby appoints the Servicer, and the Servicer hereby accepts such appointment, to perform the Servicer’s obligations pursuant to this Agreement on behalf of and for the benefit of the Issuer or any assignee thereof in accordance with the terms of this Agreement and applicable law.  This appointment and the Servicer’s acceptance thereof may not be revoked except in accordance with the express terms of this Agreement.

Section 2.02.                          Authorization.  With respect to all or any portion of the RRB Property, the Servicer is authorized and empowered by the Issuer to (a) execute and deliver, on behalf of itself and/or the Issuer, as the case may be, any and all instruments, documents or notices, and (b) on behalf of itself and/or the Issuer, as the case may be, make any filing and participate in proceedings of any kind with any governmental authorities, including with the NHPUC.  The Issuer shall execute and/or furnish the Servicer with such documents as have been prepared by the Servicer or the Administrator for execution by the Issuer, and with such other documents as may be in the Issuer’s possession, as the Servicer may determine to be necessary or appropriate to enable it to carry out its servicing and administrative duties hereunder.  Upon the Servicer’s written request, the Issuer shall furnish the Servicer with any powers of attorney or other documents necessary or appropriate to enable the Servicer to carry out its duties hereunder.

Section 2.03.                          Dominion and Control Over the RRB Property.  Notwithstanding any other provision herein, the Issuer shall have dominion and control over the RRB Property, and the Servicer, in accordance with the terms hereof, is acting solely as the servicing agent and custodian for the Issuer with respect to the RRB Property and the RRB Property Records.  The Servicer shall not take any action that is not authorized by this Agreement, that would contravene the Finance Order or that shall impair the rights of the Issuer or the Indenture Trustee in the RRB Property, in each case unless such action is required by applicable law or court or regulatory order.

ARTICLE 3

BILLING SERVICES

Section 3.01.                          Duties of Servicer.  The Servicer, as agent for the Issuer, shall have the following duties:

(a)                                 Duties of Servicer Generally.

(1)                                 General Duties.  The Servicer’s duties in general shall include: management, servicing and administration of the RRB Property; obtaining meter reads, calculating electricity usage (including usage by Customers of any TPS), billing, collection and posting of all payments in respect of the RRB Property; responding to inquiries by Customers, the NHPUC, or any federal, local or other state governmental authorities with respect to the RRB Property or RRB Charges; delivering Bills to Customers and TPSs, investigating and handling delinquencies, processing and depositing collections and making periodic remittances; furnishing periodic reports to the Issuer, the Indenture Trustee and the Rating Agencies; and taking all necessary action in connection with Periodic Adjustments as set forth herein.  To the extent allowed by law and NHPUC Regulations, certain of the duties set forth above may be performed by TPSs pursuant to TPS Service Agreements.  Without limiting the generality of this Section 3.01(a)(1), in furtherance of the foregoing, the Servicer hereby agrees that it shall also have, and shall comply with, the duties and responsibilities relating to data acquisition, usage and bill calculation, billing, Customer service functions, collection, payment processing and remittance set forth in Annex I hereto.

(2)                                 NHPUC Regulations Control.  Notwithstanding anything to the contrary in this Agreement, the duties of the Servicer set forth in this Agreement shall be qualified in their entirety by the Financing Act, the Finance Order and any NHPUC Regulations as in effect at the time such duties are to be performed.

(b)                                 Reporting Functions.

(1)                                 Annual Reconciliation Report.  The Servicer shall deliver an annual written reconciliation report substantially in the form of Exhibit E hereto as required by Section 4.03(b) hereof.

(2)                                 Notification of Laws and Regulations.  The Servicer shall promptly notify the Issuer, the Indenture Trustee and the Rating Agencies in writing of any laws or NHPUC Regulations hereafter promulgated that have a material adverse effect on the Servicer’s ability to perform its duties under this Agreement.

(3)                                 Other Information.  Upon the reasonable request of the Issuer, the Indenture Trustee or any Rating Agency, the Servicer shall provide to such Issuer, Indenture Trustee or such Rating Agency, as the case may be, any public financial information in respect of the Servicer, or any material information regarding the RRB Property to the extent it is reasonably available to the Servicer, as may be reasonably necessary and permitted by law to enable the Issuer, the Indenture Trustee, or the Rating Agencies to monitor the Servicer’s performance hereunder.

(4)                                 Preparation of Reports to be Filed with the SEC.  The Servicer shall prepare or cause to be prepared any reports required to be filed by the Issuer or the Sponsor under the securities laws or other applicable laws, including, if so required, a copy of (i) each Semi-Annual Servicer Certificate described in Section 4.01(d)(3) (under Form 10-D or any other applicable form), (ii) each Certificate of Compliance described in Section 3.03(a), (iii) any other certificates described in Section 3.03(b) and (iv) the Annual Accountant’s Report described in Section 3.04 (and any other attestation required under Regulation AB). In addition, the appropriate officer or officers of the Servicer shall (in its separate capacity as Sponsor) sign the Sponsor’s annual report on Form 10-K (and any other applicable SEC or other reports, attestations, certifications and other documents), to the extent that the Servicer’s signature is required by, and consistent with, the U.S. federal securities laws and/or any other applicable law.

Section 3.02.                          Servicing and Maintenance Standards.  On behalf of the Issuer, the Servicer shall (a) manage, service, administer and make collections in respect of the RRB Property with reasonable care and in accordance with applicable law, including all applicable NHPUC Regulations and guidelines, using the same degree of care and diligence that the Servicer exercises with respect to similar assets for its own account and, if applicable, for others; (b) follow customary standards, policies and procedures for the industry in performing its duties as Servicer; (c) use all reasonable efforts, consistent with its customary servicing procedures, to bill and collect the RRB Charge; (d) file all filings under the applicable Uniform Commercial Code or the Financing Act necessary or desirable to maintain the ownership interest and perfected security interest of the Issuer and the Indenture Trustee, respectively, in the RRB Property with the priority required by the Indenture; and (e) comply in all material respects with all laws and regulations applicable to and binding on it relating to the RRB Property.  The Servicer shall follow such customary and usual practices and procedures as it shall deem necessary or advisable in its servicing of all or any portion of the RRB Property, which, in the Servicer’s judgment, may include the taking of legal action, at the Issuer’s expense but subject to the priority of payments set forth in Section 8.02(e) of the Indenture.

Section 3.03.                          Certificate of Compliance.

(a)                                 For so long as the Rate Reduction Bonds remain outstanding, the Servicer shall deliver to the Issuer, the Indenture Trustee and the Rating Agencies on or before the earlier of (1) March 31 of each year or (2) with respect to each calendar year during which the Sponsor’s annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations thereunder, the date on which such annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations thereunder, commencing March 31, 2019, an Officer’s Certificate substantially in the form of Exhibit A hereto (a “Certificate of Compliance”), stating that:  (i) a review of the activities of the Servicer during the twelve months ended the preceding December 31 (or, in the case of the first Certificate of Compliance to be delivered on or before March 31, 2019, the period of time from the date of this Agreement until December 31, 2018) and of its performance under this Agreement has been made under such Responsible Officer’s supervision, and (ii) to the best of such Responsible Officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout such twelve months (or, in the case of the Certificate of Compliance to be delivered on or before March 31, 2019 the period of time from the date of this Agreement until December 31, 2018), or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such Responsible Officer and the nature and status thereof.

(b)                                 The Servicer shall use commercially reasonable efforts to obtain, from each other party participating in the servicing function, any additional certifications as to the statements and assessment required under Item 1122 or Item 1123 of Regulation AB to the extent required in connection with the filing of the Issuer’s annual report on Form 10-K; provided, however, that a failure to obtain such certifications shall not be a breach of the Servicer’s duties hereunder.  The parties acknowledge that the Indenture Trustee’s certifications shall be limited to the Item 1122 certifications described in Section 6.01(l) of the Indenture.

(c)                                  The initial Servicer, in its capacity as Sponsor, shall post on its or its parent company’s website and cause the Issuer to file with or furnish to the SEC, in periodic reports and other reports as are required from time to time under Section 13 or

Section 15(d) of the Exchange Act, the information described in Section 3.07(g) of the Indenture to the extent such information is reasonably available to the Sponsor.

Section 3.04.                          Annual Report by Independent Public Accountants.

(a)                                 For so long as the Rate Reduction Bonds remain outstanding, the Servicer, at the Issuer’s expense, shall cause a firm of independent certified public accountants (which may provide other services to the Servicer) to prepare, and the Servicer shall deliver to the Issuer, the Indenture Trustee and the Rating Agencies, a report addressed to the Servicer (the “Annual Accountant’s Report”), which may be included as part of the Servicer’s customary auditing activities, for the information and use of the Issuer, the Indenture Trustee and the Rating Agencies, on or before the earlier of (i) March 31 of each year or (ii) with respect to each calendar year during which the Sponsor’s annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations thereunder, the date on which such annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations thereunder, beginning March 31, 2019, to the effect that such firm has performed certain procedures, agreed between the Servicer and such accountants, in connection with the Servicer’s compliance with its obligations under this Agreement during the preceding twelve months ended December 31 (or, in the case of the first Annual Accountant’s Report to be delivered on or before March 31, 2019, the period of time from the date of this Agreement until December 31, 2018), identifying the results of such procedures and including any exceptions noted. The Annual Accountant’s Report shall also include any attestation report required under Item 1122(b) of Regulation AB, as then in effect.

(b)                                 The Annual Accountant’s Report shall also indicate that the accounting firm providing such report is independent of the Servicer within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants or any superseding or amended standard adopted by the Public Company Accounting Oversight Board.

ARTICLE 4

SERVICES RELATED TO PERIODIC ADJUSTMENTS;
REMITTANCES

Section 4.01.                          Periodic Adjustments.  From time to time, until the Retirement of the Rate Reduction Bonds, the Servicer shall identify the need for Periodic Adjustments and shall take all reasonable action to obtain and implement such Periodic Adjustments, all in accordance with the following:

(a)                                 Expected Amortization Schedule.  The Expected Amortization Schedule is attached hereto as Schedule 4.01(a). If the Expected Amortization Schedule is revised, the Servicer shall send a copy of such revised Expected Amortization Schedule to the Issuer, the Indenture Trustee and the Rating Agencies promptly thereafter.

(b)                                 Routine Periodic Adjustments and Annual Filings.

(1)                                 Annual Routine Periodic Adjustments and Filings.  For the purpose of preparing an Annual Routine True-Up Letter, the Servicer shall:  (A) update the assumptions underlying the calculation of the RRB Charge, including forecasted kWh usage by rate class, the rate of charge-offs and estimated ongoing transaction costs of the Issuer to the extent not fixed, for the two Remittance Periods beginning, respectively, on January 1 and July 1 of the year that such Annual Routine True-Up Letter is filed; (B) update the calculation of Weighted Average Days Outstanding; (C) determine the Periodic RRB Payment Requirements for such Remittance Periods, based upon such updated assumptions; and (D) determine the RRB Charge to be charged during the twelve-month period commencing with the Payment Date immediately following the filing of such Annual Routine True-Up Letter based upon such Periodic RRB Payment Requirements.  The Servicer shall file an Annual Routine True-Up Letter with the NHPUC no later than January 15 of each year.

(2)                                 Routine Mid-Year Periodic Adjustments.  The Servicer shall file a Mid-Year Routine True-Up Letter not later than July 15 of each year, if the Servicer reasonably projects that Estimated RRB Charge Payments (without giving effect to the Periodic Adjustments set forth in such Mid-Year Routine True-Up Letter) will be insufficient to cover the Periodic RRB Payment Requirements for the Remittance Period beginning on July 1 of such year.

(3)                                 Other Routine Periodic Adjustments.  In addition (a) except during the two Remittance Periods preceding the Final Maturity Date for the latest maturing Tranche of Rate Reduction Bonds, the Servicer may (but shall not be required to) file an Other Routine True-Up Letter not later than the date that is 15 days before the end of any calendar month if it reasonably projects that Estimated RRB Charge Payments (without giving effect to the Periodic Adjustments set forth in such Other Routine True-Up Letter) will be insufficient to cover the Periodic RRB Payment Requirements for the then-current Remittance Period and (b) during the two Remittance Periods preceding the Final Maturity Date, if the Servicer reasonably projects that Estimated RRB Charge Payments (without giving effect to the Periodic Adjustments set forth in such Other Routine True-Up Letter) will be insufficient to cover the Periodic RRB Payment Requirements for the then-current Remittance Period, the Servicer shall file an Other Routine True-Up Letter not later than the date that is 15 days before the end of the then-current calendar month.

(4)                                 Effectiveness of Periodic Adjustments.  Absent manifest error, the Periodic Adjustments will become effective: (i) in the case of any Periodic Adjustment contained in any Annual Routine True-Up Letter, on the ensuing February 1; (ii) in the case of any Periodic Adjustment contained in any Mid-Year Routine True-Up Letter, on the ensuing August 1; or (iii) in the case of a Periodic Adjustment related to an Other Routine True-Up Letter, on the first day of the calendar month following the filing of the applicable Other Routine True-Up Letter.  The Servicer shall take all reasonable actions and make all reasonable efforts to secure any Periodic Adjustments.

(c)                                  Non-Routine Periodic Adjustments.

(1)                                 Whenever the Servicer determines that the existing model for calculating the RRB Charge should be amended or revised, the Servicer shall file a Non-Routine True-Up Letter with the NHPUC designating the adjustments to such model and any corresponding adjustments to the RRB Charge (collectively, a “Non-Routine Periodic Adjustment”), subject to the review and approval of the NHPUC that such adjustment is necessary to ensure the timely recovery of RRB Costs, with such review and determination to occur within 30 days of such filing.

(2)                                 The Servicer shall take all reasonable actions and make all reasonable efforts to secure any Non-Routine Periodic Adjustments.

(3)                                 The Servicer shall implement any resulting adjustments to the model and any resulting revised RRB Charge effective upon review and approval by the NHPUC.

(d)                                 Reports.

(1)                                 Notification of Advice Letter Filings and Periodic Adjustments.  Whenever the Servicer files an Advice Letter with the NHPUC, the Servicer shall send a copy of such filing to the Issuer, the Indenture Trustee and the Rating Agencies concurrently therewith.  If any Periodic Adjustment requested in any such Advice Letter filing does not become effective on the applicable date as provided by the Finance Order, the Servicer shall notify the Issuer, the Indenture Trustee and the Rating Agencies by the end of the second Servicer Business Day after such applicable date.

(2)                                 Monthly Servicer Certificate.  So long as any Rate Reduction Bonds are outstanding, not later than fifteen (15) days after the end of each month after the Rate Reduction Bonds are issued, commencing with the calendar month ending May 31, 2018, or if such day is not a Servicer Business Day, the next succeeding Servicer Business Day, the Servicer shall deliver a written report substantially in the form of Exhibit C hereto (the “Monthly Servicer Certificate”) to the Issuer, the Trustee and the Rating Agencies.

(3)                                 Semi-Annual Servicer Certificate.  So long as any Rate Reduction Bonds are outstanding, not later than two Servicer Business Days immediately preceding each Payment Date, the Servicer shall deliver a written report substantially in the form of Exhibit D hereto (the “Semi-Annual Servicer Certificate”) to the Issuer, the Indenture Trustee and the Rating Agencies.

(4)                                 TPS Reports.  The Servicer shall provide to the Rating Agencies, upon request, any publicly available reports filed by the Servicer with the NHPUC (or otherwise made publicly available by the Servicer) relating to TPSs and any other non-confidential and non-proprietary information relating to TPSs reasonably requested by the Rating Agencies.

Section 4.02.                          Limitation of Liability.

(a)                                 The Issuer and the Servicer expressly agree and acknowledge that:

(1)                                 In connection with any Periodic Adjustment, the Servicer is acting solely in its capacity as the servicing agent hereunder.

(2)                                 Neither the Servicer nor the Issuer shall be responsible in any manner for, and shall have no liability whatsoever as a result of, any action, decision, ruling or other determination made or not made, or any delay (other than any delay resulting from the Servicer’s failure to file for Periodic Adjustments or Non-Routine Periodic Adjustments required by Section 4.01 in a timely and correct manner or other material breach by the Servicer of its duties under this Agreement that materially and adversely affects the RRB Property, any Periodic Adjustments or Non-Routine Periodic Adjustments), by the NHPUC in any way related to the RRB Property or in connection with any Periodic Adjustment or Non-Routine Periodic Adjustment, the subject of any filings under Section 4.01, any proposed Periodic Adjustment or Non-Routine Periodic Adjustment, or the approval of the RRB Charge and the adjustments thereto.

(3)                                 Except to the extent that the Servicer is liable under Section 6.02, the Servicer shall have no liability whatsoever relating to the calculation of the RRB Charge and the adjustments thereto (including any Non-Routine Periodic Adjustment), including as a result of any inaccuracy of any of the assumptions made in such calculation regarding expected forecasted kWh usage by rate class, the rate of charge-offs, Weighted Average Days Outstanding and estimated ongoing transaction costs of the Issuer, so long as the Servicer has acted in good faith and not acted in a grossly negligent manner in connection therewith, nor shall the Servicer have any liability whatsoever as a result of any Person, including the Holders, not receiving any payment, amount or return anticipated or expected in respect of any Rate Reduction Bond generally.

(b)                                 Notwithstanding the foregoing, this Section 4.02 shall not relieve the Servicer of any liability under Section 6.02 for any misrepresentation by the Servicer under Section 6.01 or for any breach by the Servicer of its obligations under this Agreement.

Section 4.03.                          Remittances.

(a)                                 Subject to Section 4.03(b) below, on each Servicer Business Day, commencing approximately the Weighted Average Days Outstanding after the date of this Agreement, the Servicer will cause to be made within two Servicer Business Days of deemed receipt, a wire transfer of immediately available funds to the Collection Account in an amount equal to the Estimated RRB Charge Payments (as calculated in accordance with Annex I hereto) received on such Servicer Business Day and on any prior day that was not a Servicer Business Day for which a Remittance has not previously been made (taking into account the Weighted Average Days Outstanding in effect from time to time).  Prior to or simultaneous with each Remittance to the Collection Account pursuant to this

Section, the Servicer shall provide written notice to the Indenture Trustee of each such Remittance (including the exact dollar amount to be remitted).

(b)                                 On or before March 1 of each year, the Servicer shall calculate the amount of any Remittance Shortfall or Remittance Excess attributable to the prior Reconciliation Period and (A) if a Remittance Shortfall exists, the Servicer shall make a supplemental wire transfer of immediately available funds to the Collection Account on the next Servicer Business Day following such calculation in the amount of such Remittance Shortfall, or (B) if a Remittance Excess exists, the Servicer may reduce the amount of Remittances to be made to the Issuer on succeeding Servicer Business Days in an amount equal to the amount of such Remittance Excess until the balance of the Remittance Excess has been reduced to zero.  The Servicer shall deliver a written report setting forth in reasonable detail the calculation of any Remittance Excess or Remittance Shortfall to the Issuer, the Indenture Trustee and the Rating Agencies as in Exhibit E.

(c)                                  The Servicer agrees and acknowledges that it holds all Estimated RRB Charge Payments and any other proceeds for RRB Collateral received by it for the benefit of the Indenture Trustee and the Holders and that all such amounts will be remitted by the Servicer in accordance with this Section 4.03 without any surcharge, fee, offset, charge or other deduction except (i) as set forth in Section 4.03(b) above and (ii) for late fees and interest earnings permitted by Section 6.06.

ARTICLE 5

THE RRB PROPERTY

Section 5.01.                          Custody of RRB Property Records.  To assure uniform quality in servicing the RRB Property and to reduce administrative costs, the Issuer hereby revocably appoints the Servicer, and the Servicer hereby accepts such appointment, to act as the agent of the Issuer as custodian of any and all documents and records that the Servicer shall keep on file, in accordance with its customary procedures, relating to the RRB Property, including copies of the Finance Order and Advice Letters relating thereto and all documents filed with the NHPUC in connection with any Periodic Adjustment or Non-Routine Periodic Adjustment and computational records relating thereto (collectively, the “RRB Property Records”), which are hereby constructively delivered to the Indenture Trustee, as pledgee of the Issuer with respect to all RRB Property.

Section 5.02.                          Duties of Servicer as Custodian.

(a)                                 Safekeeping.  The Servicer shall hold the RRB Property Records on behalf of the Issuer and the Indenture Trustee and maintain such accurate and complete accounts, records and computer systems pertaining to the RRB Property Records on behalf of the Issuer and the Indenture Trustee as shall enable the Issuer and the Indenture Trustee, as applicable to comply with this Agreement, the Sale Agreement and the Indenture.  In performing its duties as custodian, the Servicer shall act with reasonable care, using that degree of care and diligence that the Servicer exercises with respect to comparable assets that the Servicer services for itself or, if applicable, for others.  The Servicer shall promptly report to the Issuer, the Indenture Trustee and the Rating Agencies any failure on its part to hold the RRB Property Records and maintain its accounts, records and computer systems as herein provided and promptly take appropriate action to remedy any such failure.  Nothing herein shall be deemed to require an initial review or any periodic review by the Issuer or the Indenture Trustee of the RRB Property Records.  The Servicer’s duties to hold the RRB Property Records on behalf of the Issuer set forth in this Section 5.02, to the extent such RRB Property Records have not been previously transferred to a successor Servicer pursuant to Article 7, shall terminate one year and one day after the earlier of the date on which (i) the Servicer is succeeded by a successor Servicer in accordance with Article 7 and (ii) no Rate Reduction Bonds are outstanding.

(b)                                 Maintenance of and Access to Records. The Servicer shall maintain at all times records and accounts that permit the Servicer to identify RRB Charges billed.  The Servicer shall maintain the RRB Property Records at PSNH’s corporate offices or at such other office as shall be specified to the Issuer and the Indenture Trustee by written notice at least 30 days prior to any change in location.  The Servicer shall make available for inspection to the Issuer, the Indenture Trustee, the NHPUC or their respective duly authorized representatives, attorneys or auditors the RRB Property Records at such times during normal business hours as the Issuer, the Indenture Trustee or the NHPUC shall reasonably request and which do not unreasonably interfere with the Servicer’s normal operations.

(c)                                  Release of Documents.  Upon instruction from the Indenture Trustee in accordance with the Indenture, the Servicer shall release any RRB Property Records to the Indenture Trustee, the Indenture Trustee’s agent or the Indenture Trustee’s designee, as the case may be, at such place or places as the Indenture Trustee may designate, as soon as practicable.

(d)                                 Defending RRB Property Against Claims.  The Servicer, on behalf of the Issuer and the Holders, shall institute any action or proceeding necessary to compel performance by the NHPUC or the State of New Hampshire of any of their obligations or duties under the Financing Act, the Finance Order or any Advice Letter with respect to any Periodic Adjustment, and the Servicer agrees to take such legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying at hearings or similar proceedings, as may be reasonably necessary to block or overturn any attempts to cause a repeal of, modification of, or supplement to, the Financing Act or the Finance Order or the rights of holders of RRB Property by executive action, legislative enactment or constitutional amendment or (if such means become available in the future) referendum or initiative petition that would be adverse to Holders, the Issuer or the Indenture Trustee.  The costs of any such action shall be payable from RRB Charge Collections as an Operating Expense in accordance with the priorities set forth in Section 8.02(e) of the Indenture.  The Servicer’s obligations pursuant to this Section 5.02 shall survive and continue notwithstanding the fact that the payment of Operating Expenses pursuant to Section 8.02(e) of the Indenture may be delayed (it being understood that the Servicer may be required to advance its own funds to satisfy its obligations hereunder).

(e)                                  Nothing in this Section 5.02 shall affect the obligation of the Servicer to observe any applicable law (including any NHPUC Regulations) prohibiting disclosure of information regarding the Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 5.02.

Section 5.03.                          Instructions; Authority to Act.  For so long as any Rate Reduction Bonds remain outstanding, the Servicer shall be deemed to have received proper instructions with respect to the RRB Property Records upon its receipt of written instructions signed by a Responsible Officer (as defined in the Indenture) of the Indenture Trustee pursuant to the Indenture.

Section 5.04.                          Effective Period and Termination.  The Servicer’s appointment as custodian shall become effective as of the Closing Date and shall continue in full force and effect until terminated pursuant to this Section 5.04.  If any Servicer shall resign as Servicer in accordance with the provisions of this Agreement or if all of the rights and obligations of any Servicer shall have been terminated under Section 7.01, the appointment of such Servicer as custodian shall terminate upon appointment of a successor Servicer, subject to the approval of the NHPUC, and acceptance by such successor Servicer of such appointment.

Section 5.05.                          Monitoring of Third Party Suppliers.  From time to time, until the Retirement of the Rate Reduction Bonds, the Servicer shall, using the same degree of care and diligence that it exercises with respect to payments owed to it for its own account, implement such procedures and policies as are necessary to properly enforce the obligations of each TPS to remit RRB Charges, in accordance with the terms and provisions of the Finance Order, the TPS Service Agreement and Schedule A to Annex I hereto.

ARTICLE 6

THE SERVICER

Section 6.01.                          Representations and Warranties of Servicer.  The Servicer makes the following representations and warranties, as of the Closing Date, and as of such other dates as expressly provided in this Section 6.01, on which the Issuer is deemed to have relied in entering into this Agreement relating to the servicing of the RRB Property. The representations and warranties shall survive the execution and delivery of this Agreement, the sale of any RRB Property and the pledge thereof to the Indenture Trustee pursuant to the Indenture.

(a)                                 Organization and Good Standing.  The Servicer is duly organized and validly existing as a corporation in good standing under the laws of the State of New Hampshire, with the requisite corporate power and authority to own its properties as such properties are currently owned and to conduct its business as such business is currently conducted by it, and has the requisite corporate power and authority to service the RRB Property and to hold the RRB Property Records as custodian.

(b)                                 Due Qualification.  The Servicer is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the RRB Property as required by this Agreement) shall require such qualifications, licenses or approvals (except where the failure to so qualify or obtain such licenses and approvals would not be reasonably likely to have a material adverse effect on the Servicer’s business, operations, assets, revenues or properties or adversely affect the servicing of the RRB Property).

(c)                                  Power and Authority.  The Servicer has the requisite corporate power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the Servicer.

(d)                                 Binding Obligation.  This Agreement constitutes a legal, valid and binding obligation of the Servicer enforceable against it in accordance with its terms, subject to applicable insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law.

(e)                                  No Violation.  The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not: (i) conflict with or result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the articles of organization or by-laws of the Servicer, or any material indenture, agreement or other instrument to which the Servicer is a party or by which it is bound; (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such indenture, agreement or other instrument; nor (iii) violate any existing law or any existing order, rule or regulation applicable to the Servicer of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer or its properties, so as to adversely affect the Servicer, the Issuer or the Holders.

(f)                                   No Proceedings.  There are no proceedings pending and, to the Servicer’s knowledge, there are no proceedings threatened and, to the Servicer’s knowledge, there are no investigations pending or threatened, before any court, federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer or its properties involving or relating to the Servicer or the Issuer or, to the Servicer’s knowledge, any other Person: (i) asserting the invalidity of this Agreement; (ii) seeking to prevent the issuance of the Rate Reduction Bonds or the consummation of any of the transactions contemplated by this Agreement or any of the other Basic Documents; (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement or any of the other Basic Documents; or (iv)

seeking to adversely affect the U.S. federal income tax, state income tax or franchise tax classification of the Rate Reduction Bonds as debt.

(g)                                  Approvals.  No approval, authorization, consent, order or other action of, or filing with, any court, federal or state regulatory body, administrative agency or other governmental instrumentality is required in connection with the execution and delivery by the Servicer of this Agreement, the performance by the Servicer of the transactions contemplated hereby or the fulfillment by the Servicer of the terms hereof, except those that have been obtained or made and those that the Servicer is required to make in the future pursuant to Article 3 or Article 4 hereof and post-closing filings in connection therewith.

(h)                                 Reports and Certificates. Each report and certificate delivered in connection with any filing made to the NHPUC by the Issuer with respect to the RRB Charges or Periodic Adjustments will constitute a representation and warranty by the Servicer that each such report or certificate, as the case may be, is true and correct in all material respects; provided, however, that, to the extent any such report or certificate is based in part upon or contains assumptions, forecasts or other predictions of future events, the representation and warranty of the Servicer with respect thereto will be limited to the representation and warranty that such assumptions, forecasts or other predictions of future events are believed by the Servicer to be reasonable based upon historical performance (and facts known to the Servicer on the date such report or certificate is delivered).

Section 6.02.                          Indemnities of Servicer.

(a)                                 The Servicer shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Servicer and as expressly provided under this Section 6.02.

(b)                                 The Servicer shall indemnify the Issuer and the Holders (each an “Indemnified Person” for purposes of Sections 6.02(b) and (d)) for, and defend and hold harmless each such Person from and against, any and all liabilities, obligations, losses, actual damages, payments, claims, costs or expenses of any kind whatsoever (collectively, “Losses”) that may be imposed on, incurred by or asserted against any such Person as a result of (i) the Servicer’s willful misconduct or gross negligence in the performance of its duties or observance of its covenants under this Agreement (including the Servicer’s willful misconduct or gross negligence relating to the maintenance and custody by the Servicer, as custodian, of the RRB Property Records) or (ii) the Servicer’s breach in any material respect of any of its representations or warranties in this Agreement; provided, however, that the Servicer shall not be liable for any Losses resulting from the willful misconduct or gross negligence of any such Indemnified Person; and, provided, further, that the Holders shall be entitled to enforce their rights and remedies against the Servicer under this Section 6.02(b) solely through a cause of action brought for their benefit by the Indenture Trustee.

(c)                                  The Servicer shall indemnify and hold harmless the Indenture Trustee and any of its respective affiliates, officials, officers, directors, employees, consultants, counsel and agents (each an “Indemnified Person” for purposes of Section 6.02(c) and (d)) for, and defend and hold harmless each such Person from and against, any and all Losses imposed on, incurred by or asserted against any of such Indemnified Persons as a result of: (i) the Servicer’s willful misconduct or gross negligence in the performance of its duties or observance of its covenants under this Agreement (including the Servicer’s willful misconduct or gross negligence relating to the maintenance and custody by the Servicer, as custodian, of the RRB Property Records) or (ii) the Servicer’s breach in any material respect of any of its representations or warranties in this Agreement; provided, however, that the Servicer shall not be liable for any Losses resulting from the willful misconduct or gross negligence of such Indemnified Person or resulting from a breach of a representation or warranty made by such Indemnified Person in any of the Basic Documents that gives rise to the Servicer’s breach.

(d)                                 The Servicer shall not be required to indemnify an Indemnified Person for any amount paid or payable by such Indemnified Person in the settlement of any action, proceeding or investigation without the written consent of the Servicer, which consent shall not be unreasonably withheld. Promptly after receipt by an Indemnified Person of notice of its involvement in any action, proceeding or investigation, such Indemnified Person shall, if a claim for indemnification in respect thereof is to be made against the Servicer under this Section 6.02(d), notify the Servicer in writing of such involvement.  Failure by an Indemnified Person to so notify the Servicer shall relieve the Servicer from the obligation to indemnify and hold harmless such Indemnified Person under this Section 6.02, only to the extent that the Servicer suffers actual prejudice as a result of such failure.  With respect to any action, proceeding or investigation brought by a third party for which indemnification may be sought under this Section 6.02, the Servicer shall be entitled to assume the defense of any such action, proceeding or investigation.  Upon assumption by the Servicer of the defense of any such action, proceeding or investigation, the Indemnified Person shall have the right to participate in such action or proceeding and to retain its own counsel.  The Servicer shall be entitled to appoint counsel of the Servicer’s choice at the Servicer’s expense to represent the Indemnified Person in any action, proceeding or investigation for which a claim of indemnification is made against the Servicer under this Section 6.02 (in which case the Servicer shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the Indemnified Person except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Person. Notwithstanding the Servicer’s election to appoint counsel to represent the Indemnified Person in an action, proceeding or investigation, the Indemnified Person shall have the right to employ separate counsel (including one local counsel in each relevant jurisdiction), and the Servicer shall bear the reasonable and documented out-of-pocket fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Servicer to represent the Indemnified Person would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Person and the Servicer and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Servicer, (iii) the Servicer shall not have employed counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of the institution of such action or (iv) the Servicer shall authorize the Indemnified Person to employ separate counsel at the expense of the Servicer.  The Servicer will not, without the prior written consent of the Indemnified Person, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought under this Section 6.02 (whether or not the Indemnified Person is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Person from all liability arising out of such claim, action, suit or proceeding.

(e)                                  The right to indemnification under this Section 6.02 shall survive the resignation or removal of the Indenture Trustee and/or the termination of this Agreement and shall include reasonable and documented out-of-pocket fees and expenses of investigation and litigation (including reasonable and documented out-of-pocket attorneys’ fees and expenses), except as otherwise provided in this Agreement.

(f)                                   For purposes of this Section 6.02, in the event of the termination of the rights and obligations of Public Service Company of New Hampshire (or any successor thereto pursuant to Section 6.04) as Servicer pursuant to Section 7.01, or a resignation by such Servicer pursuant to this Agreement, such Servicer shall be deemed to be the Servicer pending appointment of a successor Servicer pursuant to Section 7.02.

Section 6.03.                          Limitation on Liability of Servicer and Others.  Except as otherwise provided under this Agreement, neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be liable to the Issuer or any other Person for any action taken or for refraining from the taking of any action pursuant to this Agreement or for errors in judgment; provided, however, that this provision shall not protect the Servicer or any director, officer, employee or agent of the Servicer against any liability that would otherwise be imposed by reason of willful misconduct or gross negligence in the performance of duties under this Agreement.  The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on the advice of counsel reasonably acceptable to the Indenture Trustee or on any document of any kind, prima facie properly executed and submitted by any Person, respecting any matters arising under this Agreement.  Except as provided in this Agreement, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action relating to the RRB Property; provided, however, that the Servicer may, in respect of any proceeding, undertake any action that it is not specifically identified in this Agreement as a duty of the Servicer but that the Servicer reasonably determines is necessary or desirable in order to protect the rights and duties of the Issuer or the Indenture Trustee under this Agreement and the interests of the Holders and Customers under this Agreement.

Section 6.04.                          Merger or Consolidation of, or Assumption of the Obligations of, Servicer.  Any Person (a) into which the Servicer may be merged or consolidated, (b) which may result from any merger or consolidation to which the Servicer shall be a party or (c) which may succeed to the properties and assets of the Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Servicer hereunder, shall be the successor to the Servicer under this Agreement without further act on the part of any of the parties to this Agreement; provided, however, that (i) immediately after giving effect to such transaction, no Servicer Default and no event which, after notice or lapse of time, or both, would become a Servicer Default shall have occurred and be continuing, (ii) the Servicer shall have delivered to the Issuer and the Indenture Trustee an Officers’ Certificate stating that such consolidation, merger or succession and such agreement of assumption comply with this Section and that all conditions precedent provided for in this Agreement relating to such transaction have been complied with, (iii) the Servicer shall have delivered to the Issuer and the Indenture Trustee an Opinion of Counsel stating that, in the opinion of such counsel (A) all conditions precedent to such consolidation, merger or succession and such agreement of assumption provided for in this Agreement relating to such transaction have been complied with and (B) either (1) all filings to be made by the Servicer, including filings with the NHPUC pursuant to the Financing Act and filings under the applicable Uniform Commercial Code, have been executed and filed that are necessary to preserve and protect fully the interests of the Issuer and the Indenture Trustee in the RRB Property and reciting the details of such filings or (2) no such action shall be necessary to preserve and protect such interests, (iv) the Servicer shall have delivered to the Issuer, the Indenture Trustee and the Rating Agencies an Opinion of Counsel from independent tax counsel stating that, for U.S. federal income tax purposes, such consolidation, conversion, merger or succession and such agreement of assumption will not result in a material adverse U.S. federal income tax consequence to the Issuer or the Holders and (v) the Rating Agencies shall have received prior written notice of such transaction.  When any Person acquires the properties and assets of the Servicer substantially as a whole and becomes the successor to the Servicer in accordance with the terms of this Section 6.04, then upon satisfaction of all of the other conditions of this Section 6.04, the Servicer shall automatically and without further notice be released from all its obligations hereunder.

Section 6.05.                          Public Service Company of New Hampshire Not to Resign as Servicer.  Subject to the provisions of Section 6.04, Public Service Company of New Hampshire shall not resign from the obligations and duties hereby imposed on it as Servicer under this Agreement except upon either (a) a determination by Public Service Company of New Hampshire that the performance of its duties under this Agreement shall no longer be permissible under applicable law or (b) satisfaction of the following: (i) the Rating Agency Condition shall have been satisfied and (ii) the NHPUC shall have approved such resignation.  Notice of any such determination permitting the resignation of Public Service Company of New Hampshire shall be communicated to the Issuer, the Indenture Trustee and the Rating Agencies at the earliest practicable time (and, if such communication is not in writing, shall be confirmed in writing at the earliest practicable time) and any such determination that the performance of Public Service Company of New Hampshire’s duties under this Agreement shall no longer be permissible under applicable law shall be evidenced by an Opinion of Counsel to such effect delivered by Public Service Company of New Hampshire to the Issuer and the Indenture Trustee concurrently with or promptly after such notice.  No such resignation shall become effective until a successor Servicer shall have assumed the responsibilities and obligations of Public Service Company of New Hampshire in accordance with Section 7.02.

Section 6.06.                          Servicing Compensation.

(a)                                 In consideration for its services hereunder, until the collection in full of the RRB Charges, the Servicer shall receive (x) an annual fee (the “Servicing Fee”) in an amount equal to (i) five one-hundredths of one percent (0.05%) of the initial principal balance of the Rate Reduction Bonds for so long as the Servicer is Public Service Company of New Hampshire or any successor Servicer that bills the RRB Charge concurrently with other charges for services or (ii) up to six tenths of one percent (0.60%) of the initial principal balance of the Rate Reduction Bonds for so long as the Servicer is a successor Servicer that bills the RRB Charge separately to Customers (which amount shall be determined by a separate agreement between the Issuer and the Servicer) and (y) an initial fee payable on the Closing Date of $50,000. The Servicing Fee shall be payable in semi-annual installments on each Payment Date. The Servicer also shall be entitled to retain as additional compensation (i) any interest earnings on RRB Charge Collections received by the Servicer and invested by the Servicer pursuant to Section 6(c) of Annex I hereto prior to remittance to the Collection Account and (ii) all late payment charges, if any, collected from Customers or TPSs to the extent consistent with the Tariff.

(b)                                 The Servicing Fee set forth in Section 6.06(a) above and expenses provided for in Section 6.06(c) below shall be paid to the Servicer, on each Payment Date in accordance with the priorities set forth in Section 8.02(e) of the Indenture, by wire transfer of immediately available funds from the Collection Account to an account designated by the Servicer. Any portion of the Servicing Fee not paid on such date shall be added to the Servicing Fee payable on the subsequent Payment Date.

(c)                                  The Issuer shall pay all expenses incurred by the Servicer in connection with its activities hereunder (including any reasonable and documented out-of-pocket fees to and disbursements by accountants, counsel, or any other Person, any taxes imposed on the Servicer (other than taxes based on the Servicer’s net income) and any expenses incurred in connection with reports to Holders, subject to the priorities set forth in Section 8.02(e) of the Indenture).

Section 6.07.                          Compliance with Applicable Law.  The Servicer covenants and agrees, in servicing the RRB Property, to comply in all material respects with all laws applicable to, and binding upon, the Servicer and relating to such RRB Property the noncompliance with which would have a material adverse effect on the value of the RRB Property; provided, however, that the foregoing is not intended to, and shall not, impose any liability on the Servicer for noncompliance with any law that the Servicer is contesting in good faith in accordance with its customary standards and procedures.

Section 6.08.                          Access to Certain Records and Information Regarding RRB Property.  The Servicer shall provide to the Holders, the Issuer and the Indenture

Trustee access to the RRB Property Records in such cases where the Holders, the Issuer or the Indenture Trustee shall be required by applicable law to be provided access to such records.  Access shall be afforded without charge, but only upon reasonable request and during normal business hours at the respective offices of the Servicer.  Nothing in this Section shall affect the obligation of the Servicer to observe any applicable law (including any NHPUC Regulation) prohibiting disclosure of information regarding the Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section.

Section 6.09.                          Appointments.

(a)                                 The Servicer may at any time appoint any Person to perform all or any portion of its obligations as Servicer hereunder; provided, however, that the Rating Agency Condition shall have been satisfied in connection therewith; and, provided, further, that the Servicer shall remain obligated and be liable under this Agreement for the servicing and administering of the RRB Property in accordance with the provisions hereof without diminution of such obligation and liability by virtue of the appointment of such Person and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the RRB Property; and, provided, further, however, that nothing herein (including the Rating Agency Condition) shall preclude the engagement of any Person to provide lockbox or similar payment processing services. The fees and expenses of any such Person shall be as agreed between the Servicer and such Person from time to time and none of the Issuer, the Indenture Trustee, the Holders or any other Person shall have any responsibility therefor or right or claim thereto.  Any such appointment shall not constitute a Servicer resignation under Section 6.05.

(b)                                 The Servicer, in carrying out the foregoing duties or any of its other obligations under this Agreement, may enter into transactions with or otherwise deal with any of its Affiliates to obtain the services of such Affiliates as is its current practice; provided, however, that the terms of any such transactions or dealings shall be no less favorable to the Issuer than would be available from unaffiliated parties or that would be available if the Servicer were to hire its own employees to perform such services.

Section 6.10.                          No Servicer Advances.  Except with regard to Remittances of Estimated RRB Charge Payments, the Servicer shall not make any advances of interest on or principal of the Rate Reduction Bonds.

Section 6.11.                          Maintenance of Operations.  The Servicer agrees to continue to operate its distribution system to provide service to its Customers so long as it is acting as the Servicer under this Agreement.

ARTICLE 7

DEFAULT

Section 7.01.                          Servicer Default.  If any one of the following events (each a “Servicer Default”) shall occur and be continuing:

(a)                                 any failure by the Servicer to remit to the Collection Account on behalf of the Issuer any required Remittance that shall continue unremedied for a period of five (5) Servicer Business Days after written notice of such failure is received by the Servicer from the Issuer or the Indenture Trustee or after discovery of such failure by a Responsible Officer of the Servicer; or

(b)                                 any failure on the part of the Servicer, or so long as the Servicer is Public Service Company of New Hampshire or an affiliate thereof, any failure on the part of Public Service Company of New Hampshire, as the case may be, duly to observe or to perform in any material respect any other covenants or agreements of the Servicer or Public Service Company of New Hampshire, as the case may be, set forth in this Agreement (other than as provided in Section 7.01(a) or Section 7.01(c)) or any other Basic Document to which it is a party, which failure shall (a) materially and adversely affect the rights of the Holders and (ii) continue unremedied for a period of 60 days after (A) the date on which written notice of such failure, requiring the same to be remedied, shall have been given (I) to the Servicer, or Public Service Company of New Hampshire, as the case may be, by the Issuer or (II) to the Servicer, or Public Service Company of New Hampshire, as the case may be, by the Indenture Trustee or by the Holders of Rate Reduction Bonds evidencing not less than 25 percent of the Outstanding Amount of the Rate Reduction Bonds or (B) such failure is discovered by a Responsible Officer of the Servicer; or

(c)                                  any failure by the Servicer duly to perform its obligations under Section 4.01(b) in the time and manner set forth therein, which failure continues unremedied for a period of five Business Days;

(d)                                 any representation or warranty made by the Servicer in this Agreement or any other Basic Document, to the extent it is a party, shall prove to have been incorrect in any material respect when made, which has a material adverse effect on the Holders and which material adverse effect continues unremedied for a period of 60 days after written notice of such failure is received by the Servicer from the Issuer or the Indenture Trustee; or

(e)                                  an Insolvency Event occurs with respect to the Servicer;

then, and in each and every case, so long as the Servicer Default shall not have been remedied, either the Indenture Trustee (acting at the written direction of the Holders of Rate Reduction Bonds evidencing a majority of the Outstanding Amount of the Rate Reduction Bonds), or the Holders of Rate Reduction Bonds evidencing not less than 25 percent of the Outstanding Amount of the Rate Reduction Bonds, by notice then given in writing to the Servicer (and to the Indenture Trustee if given by the Holders) (a “Termination Notice”) may terminate all the rights and obligations (other than the obligations set forth in Section 6.02 and the obligations under Section 7.02 to continue performing its functions as Servicer until a successor Servicer is appointed) of the Servicer under this Agreement.  In addition, upon a Servicer Default described in Section 7.01(a), each of the following shall be entitled to apply to the NHPUC for sequestration and payment of revenues arising with respect to the RRB Property in accordance with RSA 369-B:7, VI and VIII: (1) the Holders or the Indenture Trustee; (2) the Issuer or its assignees; or (3) pledgees or transferees of the RRB Property.  On or after the receipt by the Servicer of a Termination Notice, and subject to the approval of the NHPUC, all authority and power of the Servicer under this Agreement, whether with respect to the Rate Reduction Bonds, the RRB Property, the RRB Charge or otherwise, shall, without further action, pass to and be vested in such successor Servicer as may be appointed under Section 7.02; and, without limitation, the Indenture Trustee is hereby authorized and empowered to execute and deliver, on behalf of the predecessor Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such Termination Notice, whether to complete the transfer of the RRB Property Records and related documents, or otherwise.  The predecessor Servicer shall cooperate with the successor Servicer, the Issuer and the Indenture Trustee in effecting the termination of the responsibilities and rights of the predecessor Servicer under this Agreement, including the transfer to the successor Servicer for administration by it of all cash amounts that shall at the time be held by the predecessor Servicer for remittance, or shall thereafter be received by it with respect to the RRB Property or the RRB Charge.  In case a successor Servicer is appointed as a result of a Servicer Default, all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with transferring the RRB Property Records to the successor Servicer and amending this Agreement to reflect such succession as Servicer pursuant to this Section shall be paid by the predecessor Servicer upon presentation of reasonable documentation of such costs and expenses.  Termination of Public Service Company of New Hampshire as Servicer shall not terminate Public Service Company of New Hampshire’s rights or obligations under the Sale Agreement (except rights thereunder deriving from its rights as the Servicer hereunder). All other reasonable costs and expenses incurred in transferring servicing responsibilities to a successor servicer shall constitute Operating Expenses of the Issuer.

Section 7.02.                          Appointment of Successor.

(a)                                 Upon the Servicer’s receipt of a Termination Notice pursuant to Section 7.01 or the Servicer’s resignation or removal in accordance with the terms of this Agreement, the predecessor Servicer shall continue to perform its functions as Servicer under this Agreement, and shall be entitled to receive the requisite portion of the Servicing Fee and reimbursement of expenses as provided herein, until a successor Servicer shall have assumed in writing the obligations of the Servicer hereunder as described below.  In the event of the Servicer’s termination hereunder, the Issuer shall appoint, subject to the approval of the NHPUC, a successor Servicer, and the successor Servicer shall accept its appointment by a written assumption.  If within 30 days after the delivery of the Termination Notice, the Issuer shall not have obtained such a new Servicer, the Indenture Trustee (acting at the written direction of the Holders of Rate Reduction Bonds evidencing a majority of the Outstanding Amount of the Rate Reduction Bonds) may appoint (subject to the approval of the NHPUC) or petition the NHPUC or a court of competent jurisdiction to appoint a successor Servicer under this Agreement.  A Person shall qualify as a successor Servicer only if (i) such Person is permitted under NHPUC Regulations to perform the duties of the Servicer, (ii) the Rating Agency Condition shall have been satisfied and (iii) such Person assumes in writing the obligations of the Servicer hereunder or enters into a servicing agreement with the Issuer having substantially the same provisions as this Agreement.

(b)                                 Upon appointment, the successor Servicer shall be the successor in all respects to the predecessor Servicer and shall be subject to all the responsibilities, duties and liabilities arising thereafter relating thereto placed on the predecessor Servicer and shall be entitled to the Servicing Fee and all the rights granted to the predecessor Servicer by the terms and provisions of this Agreement.

Section 7.03.                          Waiver of Past Defaults.  The Holders of Rate Reduction Bonds evidencing not less than a majority of the Outstanding Amount of the Rate Reduction Bonds may, on behalf of all Holders, waive in writing any default by the Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required Remittances to the Collection Account in accordance with this Agreement.  Upon any such waiver of a past default, such default shall cease to exist, and any Servicer Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement.  No such waiver shall extend to any subsequent or other default or impair any right consequent thereto.

Section 7.04.                          Notice of Servicer Default.  The Servicer shall deliver to the Issuer, the Indenture Trustee and the Rating Agencies, promptly after any of its Responsible Officers having obtained actual knowledge thereof, but in no event later than five Servicer Business Days thereafter, written notice in an Officer’s Certificate of any event which with the giving of notice or lapse of time, or both, would become a Servicer Default under Section 7.01(b) or Section 7.01(c).

Section 7.05.                          Cooperation with Successor.  The Servicer covenants and agrees with the Issuer that it will, upon the Servicer’s receipt of a Termination Notice pursuant to Section 7.01 or the Servicer’s resignation or removal in accordance with the terms of this Agreement, cooperate with the successor Servicer and provide any requested information as is reasonably necessary to assist the transition of services under this Agreement and the Basic Documents to any successor Servicer.

ARTICLE 8

MISCELLANEOUS PROVISIONS

Section 8.01.                          Amendment.

(a)                                 This Agreement may be amended in writing by the Servicer and the Issuer with ten Business Days’ prior written notice given to the Rating Agencies and the prior written consent of the Indenture Trustee (which consent shall be given in reliance on an Opinion of Counsel and an Officer’s Certificate stating that such amendment is permitted or authorized under and adopted in accordance with the provisions of this Agreement, upon which the Indenture Trustee may conclusively rely), but without the consent of any of the Holders, (i) to cure any ambiguity, to correct or supplement any provisions in this Agreement or for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions in this Agreement or of modifying in any manner the rights of the Holders; provided, however, that such action shall not, as evidenced by an Officer’s Certificate delivered to the Issuer and the Indenture Trustee, adversely affect in any material respect the interests of any Holder or (ii) to conform the provisions hereof to the description of this Agreement in the Prospectus.

(b)                                 This Agreement may also be amended in writing from time to time by the Servicer and the Issuer with the written consent of the Indenture Trustee and with the written consent of the Holders of Rate Reduction Bonds evidencing not less than a majority of the Outstanding Amount of the Rate Reduction Bonds and the satisfaction of the Rating Agency Condition, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders.

(c)                                  It shall not be necessary for the consent of Holders pursuant to this Section to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof.

(d)                                 Promptly after the execution thereof, the Issuer shall provide each of the Rating Agencies with a copy of any amendment to this Agreement.

(e)                                  Prior to its consent to any amendment to this Agreement, the Indenture Trustee shall be entitled to receive and conclusively rely upon an Officer’s Certificate and Opinion of Counsel complying with Section 10.01 of the Indenture and stating that such amendment is authorized or permitted by this Agreement.  The Indenture Trustee may, but shall not be obligated to, enter into any such amendment which affects the Indenture Trustee’s own rights, duties or immunities under this Agreement or otherwise.

Section 8.02.                          Maintenance of Accounts and Records.

(a)                                 The Servicer shall maintain accounts and records as to the RRB Property accurately and in accordance with its standard accounting procedures and in sufficient detail to permit reconciliation between RRB Charges Collections and Deemed RRB Charge Payments.

(b)                                 The Servicer shall permit the Issuer and the Indenture Trustee and its agents at any time during normal business hours, upon reasonable notice to the

Servicer and to the extent it does not unreasonably interfere with the Servicer’s normal operations, to inspect, audit and make copies of and abstracts from the Servicer’s records regarding the RRB Property and the RRB Charge.  Nothing in this Section 8.02(b) shall affect the obligation of the Servicer to observe any applicable law (including any NHPUC Regulation) prohibiting disclosure of information regarding the Customers, and the failure of the Servicer to provide access to such information as a result of such obligation shall not constitute a breach of this Section 8.02(b).

Section 8.03.                          Notices.  Unless otherwise specifically provided herein, all notices, directions, consents and waivers required under the terms and provisions of this Agreement shall be in writing and shall be effective (i) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (ii) upon receipt when sent by an overnight courier, (iii) on the date personally delivered to an authorized officer of the party to which sent or (iv) on the date transmitted by facsimile or other electronic transmission with a confirmation of receipt in all cases, addressed as follows:

(a)                                 if to the Servicer, to

Eversource Energy Service Company,

as agent for Public Service Company of New Hampshire

Corporate Finance, 247 Station Drive

Westwood, MA 02090-9230

Phone: (781) 441-8127 or (781) 441-8153

Email: Emilie.oneil@eversource.com or

Cathy.shannon@eversource.com

(b)                                 if to the Issuer, to

Public Service Company of New Hampshire

as agent for PSNH Funding LLC 3

780 N. Commercial Street

Manchester, NH 03101

Phone: (781) 441-8127 or (781) 441-8153

Email: Emilie.oneil@eversource.com or Cathy.shannon@eversource.com

(c)                                  if to the Indenture Trustee, to

The Bank of New York Mellon

101 Barclay Street, 7 West,

New York, New York 10286,

Attention: Asset Backed Securities Unit

Telephone: (212) 815-2483

Email: helen.choi@bnymellon.com

(d)                                 if to Fitch, to

Fitch Ratings Inc.,

33 Whitehall Street,

New York, New York 10004,

Attention: ABS Surveillance

Telephone: (212) 908-0500,

Email: surveillance-abs-other@fitchratings.com (all such notices to be delivered to Fitch in writing by email);

(e)                                  if to Moody’s, to

in the case of Moody’s, to Moody’s Investors Service, Inc.,

ABS/RMBS Monitoring Department,

25th Floor, 7 World Trade Center, 250 Greenwich Street

New York, New York 10007,

Email: servicerreports@moodys.com (all such notices to be delivered to Moody’s in writing by email);

(f)                                   if to S&P, to

Standard & Poor’s Ratings Group, Inc., Structured Credit Surveillance, 55 Water Street,

New York, New York 10041,

Telephone: (212) 438-8991,

Email: servicer_reports@spglobal.com (all such notices to be delivered to S&P in writing by email).

or as to each of the foregoing, at such other address as shall be designated by written notice to the other parties.

Section 8.04.                          Assignment.  Notwithstanding anything to the contrary contained herein, except as provided in Section 6.04 and as provided in the provisions of this Agreement concerning the resignation of the Servicer, this Agreement may not be assigned by the Servicer.

Section 8.05.                          Limitations on Rights of Third Parties.  The provisions of this Agreement are solely for the benefit of the Servicer, the Issuer, the Holders, the Indenture Trustee, the State of New Hampshire, the Treasurer of the State of New Hampshire, agencies of the State of New Hampshire and the other Persons expressly referred to herein and such Persons shall have the right to enforce the relevant provisions of this Agreement, except that the Holders shall be entitled to enforce their rights against the Servicer under this Agreement solely through a cause of action brought for their benefit by the Indenture Trustee.  Nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in the RRB Property or under or in respect of this Agreement or any covenants, conditions or provisions contained herein.

Section 8.06.                          Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.07.                          Separate Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 8.08.                          Headings.  The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 8.09.                          Governing Law.  This Agreement shall be construed in accordance with the substantive laws of the State of New Hampshire, without giving effect to its conflict of law or other principles that would cause the application of the laws of another jurisdiction, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 8.10.                          Assignment to Indenture Trustee.  The Servicer hereby acknowledges and consents to the collateral assignment or pledge of, or grant of a security interest in, any or all of the Issuer’s rights and obligations hereunder to the Indenture Trustee for the benefit of the holders of the Rate Reduction Bonds.

Section 8.11.                          Nonpetition Covenants.  Notwithstanding any prior termination of this Agreement or the Indenture, but subject to the NHPUC’s right to order the sequestration and payment of revenues arising with respect to the RRB Property notwithstanding any bankruptcy, reorganization or other insolvency proceedings with respect to the debtor, pledgor or transferor of the RRB Property pursuant to RSA 369-B:7, VI and RSA 369-B:7, VIII, the Servicer, acting solely in its capacity as a creditor of the Issuer, shall not, prior to the date which is one year and one day after the termination of the Indenture with respect to the Issuer, petition or otherwise invoke or cause the Issuer to invoke the process of any court or governmental authority for the purpose of commencing or sustaining an involuntary case against the Issuer under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of the property of the Issuer, or ordering the winding up or liquidation of the affairs of the Issuer.

Section 8.12.                          Rule 17g-5 Compliance.  The Servicer agrees that any notice, report, request for satisfaction of the Rating Agency Condition, document or other information provided by the Servicer to any Rating Agency under this Agreement or any other Basic Document to which it is a party for the purpose of determining the initial credit rating of the Rate Reduction Bonds or undertaking credit rating surveillance of the Rate Reduction Bonds with any Rating Agency, or satisfy the Rating Agency Condition, shall be substantially concurrently posted by the Servicer on a password-protected website.

Section 8.13.                          Protections Afforded to the Indenture Trustee.  The parties hereto agree that the Indenture Trustee shall be afforded all of the rights, protections, immunities, indemnities and privileges afforded to the Indenture Trustee under the Indenture.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Servicing Agreement to be duly executed by their respective officers as of the day and year first above written.

PSNH FUNDING LLC 3, as Issuer

By:	/s/ Emilie G. O’Neil
Name:	Emilie G. O’Neil
Title:	Assistant Treasurer

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE, as Servicer

By:	/s/ Emilie G. O’Neil
Name:	Emilie G. O’Neil
Title:	Assistant Treasurer - Corporate Finance and Cash Management

EXHIBIT A

CERTIFICATE OF COMPLIANCE

The undersigned hereby certifies that he/she is the duly elected and acting [        ] of Public Service Company of New Hampshire, as servicer (the “Servicer”) under the Servicing Agreement, dated as of May 8, 2018 (the “Servicing Agreement”), between the Servicer and PSNH Funding LLC 3 (the “Issuer”), and further certifies on behalf of the Servicer that:

1.                                      In my capacity as [    ] of the Servicer, I am responsible for assessing the Servicer’s compliance with the servicing criteria applicable to the Servicer set forth in the Servicing Agreement and Item 1122(d) of Regulation AB;

2.                                      A review of the activities of the Servicer and of its performance under the Servicing Agreement during the            months ended December 31, 20[ ] has been made under the supervision of the undersigned pursuant to Item 1122(d) of Regulation AB and Section 3.03 of the Servicing Agreement; and

3.                                      To the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its material obligations in all material respects under the Servicing Agreement throughout the            months ended December 31, 20[ ], except as listed on Annex A hereto.

4.                                      [    ], a registered public accounting firm, has issued an attestation report on its assessment of compliance with the applicable servicing criteria as of December 31, 20[  ] and for the            months ended December 31, 20[ ].

Executed as of this         day of            , 20   .

By:
Name:
Title:

A-1

ANNEX A TO EXHIBIT A

LIST OF SERVICER DEFAULTS

Nature of Default	Status

A-2

EXHIBIT B

FORM OF ROUTINE TRUE-UP LETTER

[Date]

[Name]
New Hampshire Public Utilities Commission
21 Fruit Street, Suite 10
Concord, NH 03301

Re:                             Order No. 26,099 (“Finance Order”), Docket No. DE 17-096
Periodic RRB Charge True-Up Mechanism Advice Filing

Dear [name]:

Pursuant to Order No. 26,099 issued on January 30, 2018 in Docket No. DE 17-096 (the “Finance Order”), Public Service Company of New Hampshire (“PSNH”), as servicer of the Rate Reduction Bonds (“RRBs”) and on behalf of the RRB trustee as assignee of PSNH Funding LLC 3 (the special purpose entity, or “the SPE”), shall apply for adjustment to the RRB Charges annually and at such additional intervals, if necessary, as may be provided for in the Finance Order.  Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Finance Order.

PURPOSE

This filing establishes the revised RRB Charges to be assessed and collected from retail users of PSNH’s distribution system within PSNH’s service territory, whether or not energy is purchased from PSNH or a third party supplier, and whether or not such distribution system is being operated by PSNH or a successor distribution company.  The RRB Charges is a usage-based component of the stranded cost recovery charge on each retail user’s monthly bill until the Total RRB Payment Requirements are discharged in full.  In the Finance Order, the Commission authorized PSNH to file Routine True-Up Letters annually and at such additional intervals, if necessary, as may be provided for in the Finance Order.  The purpose of such filings and resulting adjusted RRB Charges is to ensure the timely recovery of revenues sufficient to provide for the payment of an amount equal to the Periodic RRB Payment Requirements for the upcoming period, which may include indemnity obligations of the SPE in the RRB transaction documents for SPE officers and directors, trustee fees and other liabilities of the SPE.

Using the methodology approved by the Commission in the Finance Order, this filing modifies the variables used in the RRB Charge calculation and provides the resulting modified RRB Charges.  Table 1 shows the revised assumptions for each of the variables used in calculating the RRB Charges for Customers classes.  The assumptions underlying the current RRB Charges were filed in an Advice Letter, dated [    ].

TABLE 1
INPUT VALUES FOR RRB CHARGES

Forecasted annual kWh sales:

Percent of billed amounts expected to be charged-off:

Weighted average days sales outstanding:

Forecasted ongoing transaction expenses (including any already accrued but unpaid for the period):

Current Excess Funds Subaccount balance:

Current Capital Subaccount balance:

Initial Capital Subaccount balance:

Current RRB outstanding balance:

Scheduled RRB outstanding balance at the end of the period:

Deferred unpaid RRB principal:

Accrued but unpaid RRB interest:

The adjusted RRB Charge calculated for retail users in each of the following rate classifications is as follows:  R =       ¢/kWh;  G =       ¢/kWh;  GV =       ¢/kWh;  LG =       ¢/kWh;  OL =       ¢/kWh.”

EFFECTIVE DATE

In accordance with the Finance Order, Routine True-Up Letters for annual RRB Charges adjustments shall be filed not later than January 15 in each year, with the resulting upward or downward adjustments to the RRB Charge to be effective — absent manifest error in the Routine True-Up Letters — on the ensuing February 1.  In accordance with the Finance Order, a Routine True-Up Letter shall also be filed not later than July 15 of each year, if the Servicer reasonably determines that an adjustment to the RRB Charges is necessary to meet the Periodic RRB Payment Requirements for the Remittance Period beginning on July 1 of such year, with the resulting upward adjustments to the RRB Charges to be effective — absent manifest error in such Routine True-Up Letter — on the ensuing August 1.  In addition, the Finance Order permits (but does not require) the Servicer to file another Routine True-Up Letter not later than the date that is 15 days before the end of any calendar month if it reasonably determines that an adjustment to the RRB Charges is necessary to meet the Periodic RRB Payment Requirements for the then-current Remittance Period, with the resulting upward adjustments to the RRB Charges to be effective — absent manifest error in such Routine True-Up Letter — on the first day of

the ensuing calendar month. No approval by the Commission is required. Therefore, these RRB Charges shall be effective as of            .

NOTICE

Copies of this filing are being furnished to the New Hampshire Public Utilities Commission and the parties on the attached service list. Notice to the public is hereby given by filing this Routine True-Up Letter with the Commission and by keeping this filing open for public inspection at Eversource Energy Service Company’s office in Westwood, Massachusetts, as agent for Public Services New Hampshire.

EXHIBIT C

FORM OF MONTHLY SERVICER CERTIFICATE

[Date]

Pursuant to Section 4.01(d)(2) of the Servicing Agreement, dated as of May 8, 2018 (the “Agreement”), between Public Service Company of New Hampshire, as servicer (the “Servicer”), and PSNH Funding LLC 3, the Servicer does hereby certify as follows:

Capitalized terms used herein have their respective meanings as set forth in the Agreement.

For the Monthly Period:

1.                                      Billings:

		Residential	Large General Service	Primary General Service	General Service	Outdoor Lighting
a	Monthly kWh Consumption
b	Applicable RRB Charge:
c	Total RRB Charge Amount Billed this Month
d	Cumulative RRB Charge Amount Billed this Calendar Year

2.                                      Remittances:

a)                                     Total Amount Remitted this Month:

b)                                     Cumulative Amount Remitted this Calendar Year:

3.                                      Draws on Subaccounts:

a)                                     Excess Funds Subaccount Draw Amount this Month:

b)                                     Cumulative Excess Funds Subaccount Draw Amount this Calendar Year:

c)                                      Capital Subaccount Draw Amount this Month:

d)                                     Cumulative Capital Subaccount Draw Amount this Calendar Year:

C-1

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Monthly Servicer Certificate as of the date first written above.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE, as Servicer

By:
Name:
Title:

C-2

EXHIBIT D

FORM OF SEMI-ANNUAL SERVICER CERTIFICATE

[Date]

Pursuant to Section 4.01(d)(3) of the Servicing Agreement, dated as of May 8, 2018 (the “Agreement”), between Public Service Company of New Hampshire, as servicer (the “Servicer”), and PSNH Funding LLC 3, the Servicer does hereby certify, for the current Payment Date (          ,    20[  ]) (the “Current Payment Date”), as follows:

Capitalized terms used herein have their respective meanings as set forth in the Agreement.  References herein to certain sections and subsections are references to the respective sections of the Agreement.

1.                            RRB Charge Collections and Aggregate Amounts Available for the Current Payment Date:

i.	Amount Remitted [Month] [Year]
ii.	Amount Remitted [Month] [Year]
iii.	Amount Remitted [Month] [Year]
iv.	Amount Remitted [Month] [Year]
v.	Amount Remitted [Month] [Year]
vi.	Amount Remitted [Month] [Year]
vii.	Total Amount Remitted for this Period (sum of i. through vi. above):
viii.	Net Earnings on Collection Account (excluding earnings on Capital Subaccount):
ix.	Excess Funds Subaccount Balance:
x.	Capital Subaccount Balance:
xi.	Expenses Paid to Date:
xii.	Collection Account Balance (sum of vii. through x. above less xi. above):

2.                            Outstanding Principal Balance as of Prior Payment Date by Tranche:

i.	Tranche A-1 Bond Principal Balance Outstanding:
ii.	Tranche A-2 Bond Principal Balance Outstanding:
iii.	Tranche A-3 Bond Principal Balance Outstanding:
iv.	Total Bond Principal Balance:

3.                            Required Funding/Payments as of Current Payment Date

a)                   Projected Principal Balances and Payments

		Projected Principal Balance	Semi-Annual Principal Due
i.	Tranche A-1 Bond
ii.	Tranche A-2 Bond
iii.	Tranche A-3 Bond
iv.	Total Projected Principal Amount:

b)                   Required Interest Payments

		Bond Interest Rate	Days in Applicable Period	Interest Due
i.	Tranche A-1 Bond
ii.	Tranche A-2 Bond
iii.	Tranche A-3 Bond
iv.	Total Required Interest Amount:

c)                    Projected Subaccount Payments and Levels

		Subaccount	Projected Level	Funding Required
i.	Capital Subaccount:
ii.	Total Subaccount Payments and Levels:

4.                            Allocation of Remittances as of Current Payment Date Pursuant to Section 8.02(d) of Indenture:

a)                   Semi-Annual Expenses

Net Expense Amount (Payable on Current Payment Date)

i.	Indenture Trustee Fees and Expenses (subject to $200,000 cap):
ii.	Semi-Annual Servicing Fee:
iii.	Semi-Annual Administration Fee:
iv.	Operating Expenses:
v.	Total Expenses:]

b)                   Semi-Annual Interest

		Per $1000 of Original	Aggregate Principal Amount
i.	Tranche A-1 Bond
ii.	Tranche A-2 Bond
iii.	Tranche A-3 Bond
iv.	Total Semi-Annual Interest:

c)                    Semi-Annual Principal

		Per $1000 of Original	Aggregate Principal Amount
i.	Tranche A-1 Bond
ii.	Tranche A-2 Bond
iii.	Tranche A-3 Bond
iv.	Total Semi-Annual Principal:

d)                   Other Payments

i.	Operating Expenses:
ii.	Funding of Capital Subaccount (to required amount):

e)                    Aggregate Payments Pursuant to Section 8.02(e)(i) of Indenture

i.	To Indenture Trustee:

5.                            Outstanding Principal Balance and Collection Account Balance as of Current Payment Date (after giving effect to payments to be made on such distribution date):

a)                   Principal Balance Outstanding:

i.	Tranche A-1 Bond Principal Balance Outstanding:
ii.	Tranche A-2 Bond Principal Balance Outstanding:
iii.	Tranche A-3 Bond Principal Balance Outstanding:
iv.	Total Bond Principal Balance:

b)                   Collection Account Balances Outstanding:

i.	Excess Funds Subaccount:
ii.	Capital Subaccount:
iii.	Total Subaccount Amount:

6.                          Subaccount Draws as of Current Payment Date (if applicable, pursuant to Section 8.02(e) of Indenture):

i.	Excess Funds Subaccount:
ii.	Capital Subaccount:
iii.	Total Subaccount Draws:

7.                          Shortfalls in Interest and Principal Payments as of Current Payment Date (if applicable):

a)                  Semi-Annual Interest Shortfall

i.	Tranche A-1 Bond
ii.	Tranche A-2 Bond
iii.	Tranche A-3 Bond
iv.	Total Semi-Annual Interest Shortfall:

b)                  Semi-Annual Principal Shortfall

i.	Tranche A-1 Bond
ii.	Tranche A-2 Bond
iii.	Tranche A-3 Bond
iv.	Total Semi-Annual Principal Shortfall:

8.                          Shortfalls in Required Subaccount Levels as of Current Distribution Date:

i.	Capital Subaccount

ii.	Total Subaccount Shortfalls:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Semi-Annual Servicer Certificate as of the date first written above.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE, as Servicer

By:
Name:
Title:

EXHIBIT E

FORM OF ANNUAL RECONCILIATION WITH THE INDENTURE TRUSTEE

Pursuant to Section 4.03(b) of the Servicing Agreement, dated as of May 8, 2018, between Public Service Company of New Hampshire, as servicer (the “Servicer”), and PSNH Funding LLC 3, the Servicer does hereby certify as follows:

For the Reconciliation Period:              to

1.                                      Calculation of Remittance Shortfall or Remittance Excess:

Total
a	Billed Revenues
b	Charge-Offs
c	Actual Charge-Off% (b/a)
d	Estimated Charge-Off%
e	RRB Charges (gross of charge-off)
f	Actual RRB Charge Payments ([100% - c] x e)
g	Estimated RRB Charge Payments ([100% - d] x e)
h	Remittance Shortfall (f - g, if positive)
i	Remittance Excess (g - f, if positive)

Executed as of this               day of            .

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE,
as Servicer

By:
Name:
Title:

E-1

SCHEDULE 4.01(A)

Expected Amortization Schedule

Outstanding Principal Balance Per Tranche

Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance
Closing Date	$235,900,000.00	$111,600,000.00	$288,163,200.00
February 1, 2019	$205,173,077.96	$111,600,000.00	$288,163,200.00
August 1, 2019	$183,568,210.89	$111,600,000.00	$288,163,200.00
February 1, 2020	$161,963,343.82	$111,600,000.00	$288,163,200.00
August 1, 2020	$140,358,476.75	$111,600,000.00	$288,163,200.00
February 1, 202	$118,753,609.68	$111,600,000.00	$288,163,200.00
August 1, 2021	$97,148,742.61	$111,600,000.00	$288,163,200.00
February 1, 2022	$75,543,875.54	$111,600,000.00	$288,163,200.00
August 1, 2022	$53,939,008.47	$111,600,000.00	$288,163,200.00
February 1, 2023	$32,334,141.40	$111,600,000.00	$288,163,200.00
August 1, 2023	$10,729,274.33	$111,600,000.00	$288,163,200.00
February 1, 2024	$—	$100,724,407.26	$288,163,200.00
August 1, 2024	$—	$79,119,540.19	$288,163,200.00
February 1, 2025	$—	$57,514,673.12	$288,163,200.00
August 1, 2025	$—	$35,909,806.05	$288,163,200.00
February 1, 2026	$—	$14,304,938.98	$288,163,200.00
August 1, 2026	$—	$—	$280,863,271.91
February 1, 2027	$—	$—	$259,258,404.84
August 1, 2027	$—	$—	$237,653,537.77
February 1, 2028	$—	$—	$216,048,670.70
August 1, 2028	$—	$—	$194,443,803.63
February 1, 2029	$—	$—	$172,838,936.56
August 1, 2029	$—	$—	$151,234,069.49
February 1, 2030	$—	$—	$129,629,202.42
August 1, 2030	$—	$—	$108,024,335.35
February 1, 2031	$—	$—	$86,419,468.28
August 1, 2031	$—	$—	$64,814,601.21
February 1, 2032	$—	$—	$43,209,734.14
August 1, 2032	$—	$—	$21,604,867.07
February 1, 2033	$—	$—	$—

Annex I-1

ANNEX I

SERVICING PROCEDURES

The Servicer agrees to comply with the following servicing procedures:

SECTION 1.  DEFINITIONS

(a)                                 Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Agreement.

(b)                                 Whenever used in this Annex I, the following words and phrases shall have the following meanings:

“Billed RRB Charges” means the dollar amounts billed to Customers or the Applicable TPS in respect of the RRB Charge, whether billed to Customers or the Applicable TPS by the Servicer or to Customers by a TPS pursuant to a TPS Service Agreement.

“Deemed Charge-Off Percent” means the Servicer’s actual system wide charge-off percentage.

“Estimated Charge-Off Percent” means the Servicer’s good faith estimate of the Deemed Charge-Off Percent.

“Servicer Policies and Practices” means, with respect to the Servicer’s duties under this Annex I, the policies and practices of the Servicer applicable to such duties that the Servicer follows with respect to comparable assets that it services for itself or others, as in effect from time to time and in accordance with NHPUC Regulations.  The Servicer shall provide ten days’ prior written notice to the Rating Agencies of any amendment to the Servicer Policies and Practices that would adversely affect in any material respect the Holders.

SECTION 2.  DATA ACQUISITION

(a)                                 Installation and Maintenance of Meters.  Except to the extent that a TPS is responsible for such services pursuant to a TPS Service Agreement, the Servicer shall cause to be installed, replaced and maintained meters in accordance with the Servicer Policies and Practices.

(b)                                 Meter Reading.  In accordance with the Servicer Policies and Practices, the Servicer shall obtain usage measurements for each Customer; provided, however, that the Servicer may determine any Customer’s usage on the basis of estimates in accordance with applicable NHPUC Regulations; and, provided, further, that the Servicer may obtain usage measurements from the Applicable TPS for Customers receiving meter reading services from such TPS if the applicable TPS Service Agreement so provides.

Annex I-2

(c)                                  Cost of Metering.  The Issuer shall not be obligated to pay any costs associated with the metering duties set forth in this Section 2, including the costs of installing, replacing and maintaining meters, nor shall the Issuer be entitled to any credit against the Servicing Fee for any cost savings realized by the Servicer or any TPS as a result of new metering and/or billing technologies.

SECTION 3.  USAGE AND BILL CALCULATION

The Servicer shall obtain a calculation of each Customer’s usage (which may be based on data obtained from such Customer’s meter read or on usage estimates determined in accordance with applicable NHPUC Regulations) in accordance with the Servicer Policies and Practices and shall determine therefrom Billed RRB Charges; provided, however, that in the case of Customers served by a TPS pursuant to a TPS Service Agreement, the Servicer may obtain usage measurements from the Applicable TPS for Customers receiving meter reading services from such TPS if the applicable TPS Service Agreement so provides and shall determine therefrom Billed RRB Charges.

SECTION 4.  BILLING

(a)                                 The Servicer shall implement the RRB Charge as of the Closing Date and shall thereafter bill each Customer or the Applicable TPS for each Customer’s Billed RRB Charges in accordance with the provisions of this Section 4.

(b)                                 Frequency of Bills; Billing Practices.  In accordance with the Servicer Policies and Practices, the Servicer shall generate and issue a Bill to each Customer, or, in the case of a Customer who is being billed by a TPS, to the Applicable TPS with respect to such Customer’s Billed RRB Charges.  In the event that the Servicer makes any material modification to the Servicer Policies and Practices, it shall notify the Issuer, the Indenture Trustee and the Rating Agencies as soon as practicable, and in no event later than 60 Servicer Business Days after such modification goes into effect; provided, however, that the Servicer may not make any modification that will materially adversely affect the Holders.

(c)                                  Format.

(i)                                     Each Bill to a Customer shall contain a stranded cost recovery charge that shall include the RRB Charge owed by such Customer for the applicable billing period.

(ii)                                  Each Bill in which the stranded cost recovery charge is listed as a line item shall contain a statement (as a footnote) to the effect that all or a portion of the stranded cost recovery charge is owned by the Issuer and not the Seller.

(iii)                               The Servicer shall conform to such requirements in respect of the format, structure and text of Bills delivered to Customers and TPSs as applicable NHPUC Regulations shall from time to time prescribe.  To the extent that Bill format, structure and text are not prescribed by applicable law or by applicable NHPUC Regulations, the Servicer shall, subject to clauses (i) and (ii) of this subsection (c), determine the format,

Annex I-3

structure and text of all Bills in accordance with its reasonable business judgment, the Servicer Policies and Practices and historical practice.

(d)                                 Delivery.  Except as provided in the next sentence, the Servicer shall deliver all Bills to Customers (i) by United States mail in such class or classes as are consistent with the Servicer Policies and Practices or (ii) by any other means, whether electronic or otherwise, that the Servicer may from time to time use in accordance with the Servicer Policies and Practices.  In the case of Customers that have elected to be billed by a TPS, the Servicer shall deliver all Bills to the Applicable TPSs by such means as are mutually agreed upon by the Servicer and the Applicable TPS in the TPS Service Agreement and which are consistent with NHPUC Regulations.  The Servicer or a TPS, as applicable, shall pay from its own funds all costs of issuance and delivery of all Bills that it renders, including printing and postage costs as the same may increase or decrease from time to time.

SECTION 5.  CUSTOMER SERVICE FUNCTIONS

The Servicer or a TPS to the extent provided in the applicable TPS Service Agreement shall handle all Customer inquiries and other Customer service matters according to the Servicer Policies and Practices.

SECTION 6.  COLLECTIONS; PAYMENT PROCESSING; REMITTANCE

(a)                                 Collection Efforts, Policies, Procedures.

(i)                                     The Servicer shall collect Billed RRB Charges from Customers and TPSs as and when the same become due in accordance with such collection procedures as it follows with respect to comparable assets that it services for itself or others, including the following:

(A)                               The Servicer shall prepare and deliver overdue notices to Customers and TPSs in accordance with applicable NHPUC Regulations and the Servicer Policies and Practices.

(B)                               The Servicer shall deliver past-due and shut-off notices in accordance with applicable NHPUC Regulations and the Servicer Policies and Practices.

(C)                               The Servicer shall adhere to and carry out disconnection policies and termination of billing by a TPS pursuant to a TPS Service Agreement in accordance with RSA 369-B:4, IV, the Finance Order, applicable NHPUC Regulations and the Servicer Policies and Practices.

(D)                               The Servicer may employ the assistance of collection agents in accordance with applicable NHPUC Regulations and the Servicer Policies and Practices.

(E)                                The Servicer shall apply Customer and TPS deposits to the payment of delinquent accounts in accordance with applicable NHPUC Regulations and these Servicing Procedures.

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(ii)                                  The Servicer may write off any amounts that it deems uncollectible according so long as any such write-off (A) would be in accordance with the Servicer Policies and Practices and (B) would comply in all material respects with applicable law. The Servicer shall not waive any late payment charge or any other fee or charge relating to delinquent payments, if any, or waive, vary or modify any terms of payment of any amounts payable by a Customer, in each case unless such waiver or action: (A) would be in accordance with the Servicer Policies and Practices and (B) would comply in all material respects with applicable law.

(iii)                               The Servicer shall accept payment from Customers in respect of Billed RRB Charges in such forms and methods and at such times and places in accordance with the Servicer Policies and Practices.  The Servicer shall accept payment from TPSs in respect of Billed RRB Charges in such forms and methods and at such times and places as the Servicer and each TPS shall mutually agree in accordance with the applicable TPS Service Agreement and applicable NHPUC Regulations.

(b)                                 Payment Processing, Allocation, Priority of Payments.  The Servicer shall post all payments received to Customer or TPS accounts as promptly as practicable, and, in any event, substantially all payments shall be posted no later than two Servicer Business Days after receipt.

(c)                                  Investment of RRB Charge Collections.  Prior to remittance on the applicable Remittance Date, the Servicer may invest RRB Charge Collections at its own risk and for its own benefit, and such investments and funds shall not be required to be segregated from the other investments and funds of the Servicer.  The Servicer shall be entitled to retain as additional compensation any interest earnings on RRB Charge Collections invested by it.

(d)                                 Calculation of Estimated RRB Charge Payments; Remittances.  In accordance with Section 4.03(a) of the Agreement, the Servicer shall remit to the Indenture Trustee for deposit in the Collection Account an amount equal to the product of the Billed RRB Charges for a particular billing date multiplied by one hundred percent less the Estimated Charge-Off Percent.  Such product shall constitute the amount of Estimated RRB Charge Payments.  Pursuant to Section 4.03(b) of the Agreement, on or before March 1 of each year, the Servicer shall calculate the amount of Deemed RRB Charge Payments by multiplying the Billed RRB Charges by one hundred percent less the Deemed Charge-Off Percent.

(e)                                  Remittances.

(i)                                     The Issuer shall cause to be established the Collection Account in the name of the Indenture Trustee in accordance with Section 8.02 of the Indenture.

(ii)                                  The Servicer shall make or cause to be made Remittances to the Collection Account in accordance with Section 4.03 of the Agreement.

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(iii)                               Any change of account or change of institution affecting the Collection Account shall not take effect until the Issuer has provided at least fifteen (15) Servicer Business Days written notice thereof to the Servicer.

SECTION 7.  TPSs

In the event a TPS performs services pursuant to a TPS Service Agreement, the Servicer shall comply with the procedures set forth in Schedule A to this Annex I.

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SCHEDULE A

TO ANNEX I

Additional Servicing Procedures Applicable to TPSs

1.                                      Establishing TPS Relationship

In addition to any actions required by the NHPUC or by applicable law, for each TPS that is responsible for collecting Billed RRB Charges, the Servicer shall take the following steps:

(a)                                 Maintain adequate records of the payment arrangement applicable to such TPS;

(b)                                 Maintain copies of all Customer requests to convert to billing by a TPS;

(c)                                  Verify with the NHPUC that each TPS is licensed to supply electricity in New Hampshire;

(d)                                 Obtain information from the TPS including, but not limited to: name, contact, address, telephone facsimile transmission number and internet address;

(e)                                  Maintain and update records of Customers to permit prompt reversion to dual-billing;

(f)                                   Maintain estimates of one month’s maximum Estimated RRB Charge Payments for each TPS required to post a bond, letter of credit or cash deposit pursuant to the applicable TPS Service Agreement; and

(g)                                  Comply with credit conditions set out in the Finance Order and applicable TPS Service Agreement.

2.                                      Monitoring TPS Obligations

(a)                                 The Servicer shall require each TPS to pay all undisputed and all disputed Billed RRB Charges or make a financial arrangement for such payment according to the applicable TPS Service Agreement; and

(b)                                 For all TPSs subject to any remittance option where such TPS is liable for all amounts billed in respect of Customers served thereby regardless of the amounts received therefrom, the Servicer shall monitor payment compliance and take all actions permitted by the NHPUC and the Finance Order in the event of a default in payment.

3.                                      Enforcing TPS Obligations

The Servicer shall promptly take all actions specified by the Finance Order with respect to amounts not remitted to the Servicer in accordance with the payment terms specified by the Finance Order, in addition to any other remedies available at law.

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